Ugly Duckling Reports Third Quarter 2001 Results

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

CONTACTS:             Steven T. Darak - Senior Vice President and Chief Financial Officer
                      (602) 852-6600
                      Investor Relations - Ugly Duckling Corporation
                      Investor-relations@uglyduckling.com

           UGLY DUCKLING REPORTS THIRD QUARTER AND NINE MONTH RESULTS

PHOENIX - October 25, 2001 - Ugly Duckling Corporation (Nasdaq NM: UGLY), the largest used car sales company focused exclusively on the sub-prime market, today reported its third quarter and nine month financial results for 2001.

The Company's results for third quarter of 2001 reflect a significant increase in the Provision for Loan Losses (Provision) to 44.7% of the total amount financed versus 31% in the prior quarters of 2001, and versus 29% in the third quarter of 2000. While early indications reflect actual improvements in loss experience on 2001 originations due to improvement in underwriting, it was necessary to increase the quarter's Provision as a percent of the quarter's loan originations due to resulting lower loan origination volume. Company policy is to maintain an Allowance for Credit Losses (Allowance) for all loans in its portfolio to cover estimated net charge offs for the next 12 months. Our loans have experienced lifetime losses in the 31% to 34% range for the past few years. With origination growth over this time we have been able to maintain an adequate Allowance in accordance Company policy and with GAAP by providing between 27% to 31% of the quarter's amount financed. As the speed of portfolio growth has slowed due to the reduced loan originations, an increase to the Provision as a percentage of lower originations is necessary unless there were a significant decrease in loss rates.

The increase in the Provision was also due to loss levels for prior years' originations emerging at levels higher than previously estimated as well as the economic environment and its likely effect on our portfolio performance. More specifically, with the economic and political events occurring in the third quarter of 2001, management intensified its review of general trends in the economy, specific economic events in many of its markets and the impact of such factors on the market segments in which its customers are employed. As a result of this evaluation, management concluded that these factors offset other evidence that supported that its 2001 originations will ultimately perform better than loans originated in fiscal year 1999 and 2000. While the Company believes loans originated in 2001 were underwritten to higher credit standards and its transition to a dealership centered collection methodology will produce more effective collection results, uncertainties in the economy and our customers' ongoing employment opportunities could offset these positive factors. Accordingly, the Company adjusted upward its estimate of loan losses for its 2001 originations to a level generally equal to that actually being experienced on its fiscal year 2000 originations.

Ugly Duckling Reports Third Quarter 2001 Results
Page 2 of 9

Based on all of these factors, the Company increased its Provision to a level sufficient to bring the Allowance balance as of September 30, 2001 to a level adequate to cover this revised estimate of net charge offs for the next 12 months.

Greg Sullivan, President and Chief Executive Officer stated, "We certainly are disappointed by the need to take a large increase to our Provision this quarter. This was due to many factors, including higher than expected losses in 2001 on 2000 and earlier originations, the reduced growth in our portfolio due to reduced sales and concern over the downturn in the economy, particularly higher unemployment. Although we believe that loan credit scoring and better inventory are resulting in better loan originations in 2001, we are not forecasting improvement in loss performance in the short-term due to the economy."

Mr. Sullivan continued, "Although we will likely see a Provision significantly above 31% again in the fourth quarter, as we look to 2002, we believe that we are well positioned. We are strongly committed to credit scoring and believe that it will ultimately lead to lower losses and increased profitability. In time, we anticipate more individuals will find themselves falling into the subprime category, while many lenders will likely back away from the higher losses and servicing expenses inherent in this market. We believe that we will benefit from this environment in the long run with more and better customers, which should ultimately lead to higher profitability. In the meantime, we are focused on improving all phases of our operations and reducing operating expenses where it makes sense. Fortunately, our liquidity position is strong and the interest rate environment is quite favorable for our borrowings."

Quarter over Quarter Results
For the three months ended September 30, 2001, the Company reported a net loss of $6,817,000, or $(0.56) per diluted share, compared with net earnings for the same period of 2000 of $2,683,000, or $0.21 per diluted share. As discussed above, the decrease in earnings in 2001 is primarily attributable to the Company's decision to increase its Allowance for Credit Losses through an increased Provision for Credit Losses and also a decreased sales volume. The Provision was $48,755,000, an amount approximating 44.7% of originations. This Provision for the three months ended September 30, 2001 as a percent of the quarter's originations is 15.7% higher than the 29.0% Provision as a percent of originations recorded for the three months ended September 30, 2000. The percent used in 2001 results in a $17,105,000 increase, or $0.82 per diluted share, over that which would have been recorded in 2001 had the rate used in 2000 been applicable.

Total revenues for the third quarter of 2001 declined to $145,237,000 from $158,072,000 for the third quarter of 2000, a decrease of approximately 8.1%. The decrease in total revenue is due to a 19.7% reduction in the number of cars sold from 14,825 in 2000 to 11,907 in 2001, partially offset by an increase in interest income. The decrease in sales is primarily due to the Company's commitment to originating higher quality loans as well as a generally weakening in the economy.

Ugly Duckling Reports Third Quarter 2001 Results
Page 3 of 9

While used car sales declined during the third quarter of 2001 versus 2000, the loan portfolio continued to grow leading to a 11.3% increase in interest income to $35,000,000 in the third quarter of 2001 from $31,436,000 in the third quarter of 2000. The Company's loan portfolio principal balance totaled $537,946,000 at September 30, 2001 compared to $512,763,000 at September 30,
2000. New loan originations for the quarter totaled $109,139,000 declining 12.2% from $124,367,000 during the third quarter of 2000. The effect of decreased used car sales was partially offset by an increase in the quarter's average amount financed to $9,215 in 2001 from $8,433 in the third quarter of 2000. The increase in the average amount financed is due to an increase in the overall average sales price to $9,258 for the third quarter of 2001 versus $8,542 for the same period of the previous year. The increase in sales price is due to the Company's decision to purchase a larger number of higher end vehicles than have been purchased in the past. The Company has generally maintained a consistent dollar net profit margin thereby passing the entire benefit of the more expensive car on to the customer.

Operating expenses for the third quarter of 2001 decreased 4.7% to $35,230,000 versus $36,955,000 for the third quarter of 2000. Beginning in the third quarter of 2001, the Company began the process of implementing numerous cost savings initiatives to reduce operating expenses including the relocation of its corporate headquarters. Further, in early October of 2001 the Company continued this process by implementing a reduction in force of primarily corporate staff. Beginning in 2002, this reduction in staff, the relocation of its corporate headquarters and other cost saving initiatives are expected to decrease annual operating expenses by approximately $6.0 million. Third quarter 2001 operating expenses include approximately $500,000 in non-recurring costs associated with the corporate relocation.

Nine-Month Results
For the nine months ended September 30, 2001, the Company reported a net loss of $3,631,000, or $(0.30) per diluted share, compared with net earnings for the same period of 2000 of $11,514,000, or $0.82 per diluted share. The Provision was $119,985,000, an amount approximating 35.4% of originations, for the nine months ended September 30, 2001. This Provision as a percent of the nine-month period's originations is 7.7% higher than the 27.7% Provision as a percent of originations recorded for the nine months ended September 30, 2000. The percent used in 2001 results in a $26,146,000 increase in the Provision, or $1.25 per diluted share, over that which would have been recorded in 2001 had the rate used in 2000 been applicable.

Total revenues declined to $450,086,000 for the nine months of 2001 from $467,787,000 for the nine months ended September 30, 2000, a decrease of approximately 3.8% due to a decline in used cars sold partially offset by an increase in interest income. For the reasons discussed above, the number of cars sold decreased 14.7% to 38,365 cars sold in the nine-month period ended
September  30,  2001  from  44,996  cars  sold in the  nine-month  period  ended
September 30, 2000. Offsetting the impact of lower sales was an increase in interest income for the nine months ended September 30, 2001 of 19.5% to $103,744,000 versus $86,838,000 for the comparable nine-month period in 2000.

New loan originations have declined 8.8% from $371,268,000 during the first nine months of 2000 to $338,769,000 during the first nine months of 2001, also a result of the decrease in cars sold. The effect of decreased used car sales was partially offset by an increase in the average amount financed to $8,873 in 2001 from $8,295 in 2000. The increase in the average amount financed is due to an increase in the overall average sales price to $9,028 for the nine months ended September 30, 2001 versus $8,466 for the same period of the previous year.

Ugly Duckling Reports Third Quarter 2001 Results
Page 4 of 9

Operating expenses for the nine months ended September 30, 2001 increased slightly to $108,588,000 versus $107,725,000 for the nine months ended September 30, 2000. As previously mentioned, the Company has been and continues to implement cost savings initiatives to reduce future operating expenses.

Loan Charge-offs
Loan charge offs for the three months ended September 30, 2001 and 2000, net of recoveries, were $35,717,000 and $33,332,000, respectively. As a percentage of quarter's average principal balances, net charge offs for the two quarters were 6.6% and 6.7%, respectively. For the nine-month periods ended September 30, 2001 and 2000, net charge offs were $105,052,000 and $76,734,000, respectively. Net charge offs as a percentage of average principal balances for the same periods were 19.7% and 17.0%, respectively.

Closing of 21st Securitization
The Company announced that earlier this month it completed its 21st securitization, consisting of approximately $109,400,000 in principal balances and the issuance of approximately $103,600,000 in Class A bonds, including a pre-funded amount of approximately $25,902,000. The Company will subsequently provide an additional $36,481,000 in loans as collateral for the pre-funded amount. The coupon rate on the Class A bonds is 3.44%, the initial deposit into the reserve account was 2.25% and the reserve account maximum is 8%, all substantial improvements over the terms of Company securitizations closed earlier this year and during 2000.

Working Capital
As announced in a press release dated September 9, 2001, we closed a new inventory warehouse facility revolving line of credit in the third quarter. The two-year deal for $36,000,000 is an increase of $11,000,000 from our prior facility, and includes an improved advance rate and bears interest at the lender's prime rate plus 600 basis points.

This inventory warehouse line and the loan warehouse line consummated in the first quarter of 2001 replace the financing previously provided by GE Capital, which announced its intension to exit the sub-prime market in December of 2000.

Withdrawal of Offer to Purchase Outstanding Company Stock
As previously announced, the Company confirmed the withdrawal of an offer from Mr. Ernest C. Garcia II, the Company's Chairman of the Board and largest shareholder, to the Board of Directors to purchase all of the outstanding shares of the Company's common stock not already owned by him. Costs incurred by the Company related to this offer totaled approximately $350,000 and were charged to operations during the third quarter of 2001.

Ugly Duckling Reports Third Quarter 2001 Results
Page 5 of 9


Conference Call/Rescheduled Conference Call Time
Ugly Duckling will be holding an investor conference call to discuss the Company's financial and operational results at 12:30 pm eastern standard time (9:30 am Phoenix time) on October 25, 2001. Investors will have the opportunity to listen to the conference call over the Internet through Ugly Duckling's website at http://www.uglyduckling.com/ and click on investor information (or go directly to http://www.uglyduckling.com/investor/index.asp) and then click on "3rd Quarter Earnings Call". To listen to the live call, please go to the web site at least fifteen minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call on the Company's website at http://www.uglyduckling.com. The replay will be available for 30 days.

Headquartered in Phoenix, Arizona, Ugly Duckling Corporation is the largest operator of used car dealerships focused exclusively on the sub-prime market. The Company underwrites, finances and services sub-prime contracts generated at its 76 Ugly Duckling dealerships, located in 11 metropolitan areas in eight states.
                                  ************

This press release includes statements that constitute forward-looking statements within the meaning of the safe harbor provisions of the Private
Securities Litigation Reform Act of 1995. We claim the protection of the safe-harbor for our forward-looking statements. Forward-looking statements are often characterized by the words "may," "anticipates," "believes," "estimates," "projects," "expects" or similar expressions and do not reflect historical facts. Forward-looking statements in this release may relate, among other matters, to: adverse economic conditions; anticipated financial results, such as a return to and/or higher profitability; the ultimate success of the Company's business model; improvements in collection and loan performance; improving operating performance and the realization of reduced operating expenses from cost savings initiatives; continued ability to securitize loans and do so on favorable terms including interest rates; our continued access to the credit markets; our ability to retain our inventory and warehouse lines of credit; return of credit enhancements to more traditional levels; the continued success of e-commerce; and an improving interest rate environment. Forward looking statements include risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from those expressed or implied by such forward looking statements. Factors that could affect our results of financial condition generally and cause or contribute to differences from these forward-looking statements include, but are not limited to: any decline in consumer acceptance of our car sales strategies or marketing campaigns; any inability of the Company to finance its operations in light of a tight credit market for the sub-prime industry, any deterioration in the used car finance industry; increased competition in the used car sales and finance industry; adverse economic conditions; any inability of the Company to monitor and improve its underwriting and collection processes; any changes in estimates and assumptions in, and the ongoing adequacy of, our allowance for credit losses; any inability of the Company to continue to reduce operating expenses as a percentage of sales; any material litigation against us or material, unexpected developments in existing litigation; and any new or revised accounting, tax or legal guidance that adversely affect used car sales or financing. Other factors are detailed in the sections entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Risk Factors," "Factors That May Affect Future Results and Financial Condition" and "Factors That May Affect Future Stock Performance" in our most recent reports on Form 10-K and Form 10-Q (including Exhibit 99 attached to any such Form 10-Q) and elsewhere in our Securities and Exchange Commission filings. There may also be other factors that we are currently unable to identify or quantify, but that may arise or become known in the future. Forward-looking statements speak only as of the date the statement was made. By making these forward-looking statements, we undertake no obligation to update these statements for revisions or changes after the date of this report. References to Ugly Duckling
Corporation as the largest chain of buy-here pay-here used car dealerships in the United States is management's belief based upon the knowledge of the industry and not on any current independent third party study.

                            [Financial Tables Follow]

Ugly Duckling Reports Third Quarter 2001 Results
Page 6 of 9


                                     UGLY DUCKLING CORPORATION
                                  Consolidated Operating Results
                                            (Unaudited)
                             (In thousands, except per share amounts)

                                                Three Months Ended           Nine Months Ended
                                                   September 30,               September 30,
                                              ------------------------------------------------------
                                                  2001         2000         2001          2000
                                              ------------------------------------------------------
Used Cars Sold                                     11,907        14,825       38,365          44,996
                                              ======================================================
Total Revenues                                $   145,237  $    158,072  $   450,086  $      467,787
                                              ======================================================


Sales of Used Cars                            $   110,237  $    126,636  $   346,342  $      380,949
Less:
   Cost of Used Cars Sold                          62,622        70,760      196,102         212,119
   Provision for Credit Losses                     48,755        36,092      119,985         102,877
                                              ------------------------------------------------------
                                                  (1,140)        19,784       30,255          65,953
                                              ------------------------------------------------------
Other Income (Expense):
   Interest Income                                 35,000       31,436       103,744          86,838
   Portfolio Interest Expense                     (7,489)       (7,318)     (23,500)        (18,344)
                                              ------------------------------------------------------
      Net Interest Income                          27,511        24,118       80,244          68,494
                                              ------------------------------------------------------

Income before Operating Expenses                   26,371        43,902      110,499         134,447
Operating Expenses:
   Selling and Marketing                            6,084         7,187       19,945          22,748
   General and Administrative                      26,807        27,523       81,462          78,253
   Depreciation and Amortization                    2,339         2,285        7,181           6,724
                                              ------------------------------------------------------
       Operating Expenses                          35,230        36,995      108,588         107,725
                                              ------------------------------------------------------

Income (loss) before Other Interest Expense       (8,859)         6,907        1,911          26,722
Other Interest Expense                              2,695         2,360        8,648           7,237
                                              ------------------------------------------------------
Earnings (loss) before Income Taxes              (11,554)         4,547      (6,737)          19,485
Income Taxes                                      (4,737)         1,864      (2,762)           7,971
                                              ------------------------------------------------------

Earnings (loss) before Extraordinary Item         (6,817)         2,683      (3,975)          11,514
Extraordinary Item - Gain on early
extinguishment of debt, net                            -             -           344              -
                                              ------------------------------------------------------
Net Earnings (Loss)                           $   (6,817)  $      2,683  $   (3,631)  $       11,514
                                              ======================================================

Earnings (loss) per Common Share before Extraordinary Item:
   Basic                                      $    (0.56)  $       0.21  $    (0.32)  $         0.83
                                              ======================================================
   Diluted                                    $    (0.56)  $       0.21  $    (0.32)  $         0.82
                                              ======================================================
Net Earnings (loss) per Common Share:
   Basic                                      $    (0.56)  $       0.21  $    (0.30)  $         0.83
                                              ======================================================
   Diluted                                    $    (0.56)  $       0.21  $    (0.30)  $         0.82
                                              ======================================================
Weighted Average Shares Used in Computation:
   Basic Shares Outstanding                        12,276        12,597       12,289          13,847
                                              ======================================================
   Diluted Shares Outstanding                      12,276        12,747       12,289          14,044
                                              ======================================================

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Ugly Duckling Reports Third Quarter 2001 Results
Page 7 of 9

                            UGLY DUCKLING CORPORATION
             Consolidated Operating Expenses and Related Information
                                   (Unaudited)
                    (In thousands, except per share amounts)

                                                         Three Months Ended               Nine Months Ended
                                                           September 30,                    September 30,
                                                  --------------------------------- -------------------------------
   Segment Information:                                2001             2000              2001           2000
   --------------------
                                                  ---------------- ---------------- -------------------------------
   Retail Operations:
       Selling and Marketing                      $          6,084 $          7,187 $        19,945 $        22,748
       General and Administrative                           13,867           14,570          43,380          43,353
       Depreciation and Amortization                         1,419            1,201           4,108           3,405
                                                  ---------------- ---------------- -------------------------------
       Retail Operations                                    21,370           22,958          67,433          69,506
                                                  ---------------- ---------------- -------------------------------
   Portfolio Expense:
       Portfolio - General and Administrative                7,286            7,411          22,653          18,904
       Portfolio - Depreciation and Amortization               236              278             732             858
                                                  ---------------- ---------------- -------------------------------
       Portfolio Expense                                     7,522            7,689          23,385          19,762
                                                  ---------------- ---------------- -------------------------------
   Corporate Expense:
       Corporate  - General and Administrative               5,654            5,542          15,429          15,996
       Corporate - Depreciation and Amortization               684              806           2,341           2,461
                                                  ---------------- ---------------- -------------------------------
       Corporate Expense                                     6,338            6,348          17,770          18,457
                                                  ---------------- ---------------- -------------------------------
   Total Operating Expense                        $         35,230 $         36,995 $       108,588 $       107,725
                                                  ================ ================ ===============================
   Total Operating Exp. - % of Total Revenues                24.3%            23.4%           24.1%           23.1%
                                                  ================ ================ ===============================

   Other Information:
   ------------------

   Dealerships Open - End of period                             76               77              76              77
                                                  ================ ================ ===============================
   Used Cars Sold                                           11,907           14,825          38,365          44,996
                                                  ================ ================ ===============================
   Principal Balances Originated                  $        109,139 $        124,367 $       338,769 $       371,268
                                                  ================ ================ ===============================
   Provision as % of Originations                            44.7%            29.0%           35.4%           27.7%
                                                  ================ ================ ===============================
   Provision - Per Car Sold                       $          4,095 $          2,435 $         3,127 $         2,286
                                                  ================ ================ ===============================

   Retail Operating Data  - Per Car Sold:
   --------------------------------------
   Sales Price                                            $ 9,258          $ 8,542          $ 9,028        $ 8,466
   Cost of Used Cars Sold                                   5,259            4,773            5,111          4,714

         Selling and Marketing                                511              485              520            506

         General and Administrative                         1,165              983            1,131            963


         Depreciation and Amortization                        119               81              107             76
                                                  ---------------- ---------------- -------------------------------
   Retail Operating Expense - Per Car Sold                $ 1,795          $ 1,549          $ 1,758        $ 1,545
                                                  ================ ================ ===============================

   Corporate Expenses:
   -------------------
   Per Car Sold                                   $            532 $            428 $           463 $           410
                                                  ================ ================ ===============================
   As % of Total Revenues                                     4.4%             4.0%            3.9%            3.9%
                                                  ================ ================ ===============================

   Loan Servicing Expenses - % of Loan Portfolio:
   ----------------------------------------------
    Principal Balances, managed                   $        537,946 $        525,498 $       537,946 $       525,498
                                                  ================ ================ ===============================
   Loan Servicing Expenses (Annualized) as
     % of Managed Principal Balances                          5.6%             5.8%            5.8%            5.0%
                                                  ================ ================ ===============================

Ugly Duckling Reports Third Quarter 2001 Results
Page 8 of 9


                            UGLY DUCKLING CORPORATION
                           Consolidated Balance Sheets
                                   (Unaudited)
                                 (In thousands)

                                                           September 30,     December 31,
                                                                2001             2000
                                                          ----------------------------------
                         ASSETS
Cash and Cash Equivalents                                 $         7,384  $           8,805
Finance Receivables, Net                                          501,048            500,469
Note Receivable from Related Party                                 12,000             12,000
Inventory                                                          47,414             63,742
Property and Equipment, Net                                        39,487             38,679
Intangible Assets, Net                                             11,808             12,527
Other Assets                                                       34,555             11,724
Net Assets of Discontinued Operations                               4,044              4,175
                                                          ----------------------------------
                                                          $       657,740  $         652,121
                                                          ==================================
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
   Accounts Payable                                       $         3,104  $           2,239
   Accrued Expenses and Other Liabilities                          42,268             36,830
   Notes Payable - Portfolio                                      386,572            406,551
   Other Notes Payable                                             41,646             16,579
   Subordinated Notes Payable                                      32,600             34,522
                                                          ----------------------------------
     Total Liabilities                                            506,190            496,721
                                                          ----------------------------------
Stockholders' Equity:
     Preferred Stock $.001 par value, 10,000 shares
          authorized none issued and outstanding                       -                  -
     Common Stock $.001 par value, 100,000 shares
          Authorized, 18,764 issued and 12,275 and 12,292
           outstanding, respectively                                   19                 19
   Additional Paid-in Capital                                     173,741            173,723
   Retained Earnings                                               18,141             21,772
   Treasury Stock, at cost                                       (40,351)           (40,114)
                                                          ----------------------------------
     Total Stockholders' Equity                                   151,550            155,400
   Commitments and Contingencies                                       -                  -
                                                          ----------------------------------
                                                          $       657,740  $         652,121
                                                          ==================================

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Ugly Duckling Reports Third Quarter 2001 Results
Page 9 of 9











                            UGLY DUCKLING CORPORATION
         Finance Receivables and Allowance for Credit Losses Information
                       (Unaudited - Dollars in thousands)


                                         Sept. 30,      Sept. 30,       Dec. 31,
                                           2001           2000            2000
                                        ------------   ----------------------------
Contractually Scheduled Payments        $    727,051   $   697,527  $       696,220
Unearned Finance Charges                   (189,105)     (184,764)        (181,274)
                                        ------------   ----------------------------
Principal Balances, net                      537,946       512,763          514,946
Accrued Interest                               5,981         5,272            5,655

Loan Origination Costs                         7,233         7,466            7,293
                                        ------------   ----------------------------
     Principal Balances, net                 551,160       525,501          527,894
Investments Held in Trust                     64,388        62,790           71,139
Residuals in Finance Receivables Sold             -          3,632            1,136
                                        ------------   ----------------------------
Finance Receivables                          615,548       591,923          600,169

Allowance for Credit Losses                (114,500)     (100,043)         (99,700)
                                        ------------   ----------------------------
Finance Receivables, net                $    501,048   $   491,880  $       500,469
                                        ============   ============================
Allowance as % of Ending Principal
Balances, net                                  21.3%         19.5%            19.4%
                                        ============   ============================

                                            Three Months Ended           Nine Months Ended
                                               September 30,               September 30,
Allowance Activity:                          2001          2000          2001          2000
                                        --------------------------------------------------------
Balance, Beginning of Period            $      101,589 $     98,533   $      99,700  $    76,150
Provision for Credit Losses                     48,755       36,092         119,985      102,877

Other Allowance Activity                         (127)      (1,250)           (133)      (2,250)
Net Charge Offs                               (35,717)     (33,332)       (105,052)     (76,734)
                                        --------------------------------------------------------
Balance, End of Period                  $      114,500 $    100,043   $     114,500  $   100,043
                                        ========================================================
Allowance as % Ending Principal Balances         21.3%        19.5%           21.3%        19.5%
                                        ========================================================
Charge off Activity:
Principal Balances                      $     (45,655) $   (41,934)   $   (134,416)  $  (99,076)

Recoveries, Net                                  9,938        8,602          29,364       22,342
                                        --------------------------------------------------------
Net Charge Offs                         $     (35,717) $   (33,332)   $   (105,052)  $  (76,734)
                                        ========================================================
                                        ========================================================
Net Charge Offs as % of Average
Principal Balance                                 6.6%         6.7%           19.7%        17.0%
                                        ========================================================
                                        ========================================================

                                          Sept. 30,     Sept. 30,       Dec. 31,
Days Delinquent:                             2001         2000           2000
                                        -------------------------------------------
Current                                          67.4%        72.4%           66.1%
1-30 Days                                        24.0%        19.3%           26.1%
31-60 Days                                        5.3%         4.9%            4.7%
61-90 Days                                        3.3%         3.4%            3.1%
                                        -------------------------------------------
Total Portfolio                                 100.0%       100.0%          100.0%
                                        ===========================================